Exhibit 99.1

SIZELER RESPONDS TO COMPSON LETTER

NEW ORLEANS, September 7, 2006 — Sizeler Property Investors, Inc. (NYSE: SIZ), sent the following letter today to Michael A. Comparato of Compson Holding Corporation in response to his letter dated September 3, 2006:

September 7, 2006

Michael A. Comparato

President

Compson Holding Corporation

980 North Federal Highway

Suite 314

Boca Raton, Florida 33432

Re:	Your Letter of September 3, 2006

Dear Mr. Comparato:

The Board of Directors of Sizeler Property Investors, Inc. (“Sizeler”) has asked me to respond to your letter of September 3, 2006.

We believe that the letter mischaracterizes and misstates in a number of respects both our sale process, which began more than four months ago, and your participation in that process. We acknowledge that you submitted a first round nonbinding indication of interest which suggested a $15.50 per share price. However, your indication of interest required us to enter into a definitive agreement which would have provided you with an additional 14-day due diligence period—during which we would have had no certainty of a transaction and would have been precluded from further discussion with other interested parties. This proposal was declined, but you were invited to participate in the next round of bidding along with the other bidders.

In this regard, on May 27 you stated in an e-mail that you had no further interest in acquiring all of our assets, but were interested only in four multi-family properties located in Florida. You were then advised that the board of directors was not interested in such a transaction. Between May 27 and September 3, Compson made no proposal involving an acquisition of either the entire company or all of its assets. We, therefore, deny any suggestion that Compson was overlooked or excluded from the sale process.

Having said that, the Board needs clarification of the parameters of your recent proposal, including the additional terms referenced in your letter and whether the price proposed is a fully-financed and committed net price to our shareholders with Compson assuming all liabilities and transactional expenses and risks. We will be in contact with you through our counsel today in order to deal with this matter as expeditiously as possible.

Very truly yours,

Thomas A. Masilla, Jr.
President

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Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama. The Company’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a preliminary proxy statement on August 31, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and its executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the preliminary proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on August 31, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.